Exhibit 99.1

Contact: Bob Engelberg

VP Business Development

Datatec Systems

905-477-9977 x239

Datatec Systems Receives Extension to Senior Credit Facility

FAIRFIELD, N.J. - April 11, 2003, Datatec Systems, Inc. (NASDAQ:DATC) a leading provider of technology deployment services and software tools, today announced that it has reached an agreement effective April 14, 2003 with its senior lender to extend the term of its current credit facility to August 1, 2004.

Datatec's current credit facility was due to expire in August 2003. Pursuant to an amendment to the credit facility, the maximum available under the facility will become $29 Million until May 31, 2003; $25 Million until December 31, 2003; $20 Million until March 31, 2004; and $15 Million until August 1, 2004. Effective May 1, 2003, the interest charges on the credit facility have been reduced from prime rate plus 4.25%, to prime rate plus 1.75%. In addition, certain finance charges, fees and financial covenants have been amended.

This press release is a summary of the credit facility amendment and does not purport to be complete and is qualified in its entirety to the full text of the amendment that will be filed as an exhibit to the Company's Current Report of Form 8-K.

About Datatec Systems, Inc.

Fairfield, NJ-based Datatec Systems specializes in the rapid, large-scale market absorption of networking technologies. Datatec's deployment services utilize a software-enabled implementation model to configure, integrate and roll out new technology solutions using a "best practices" structured process. Its customers include Fortune 1000 companies and world-class technology providers. Datatec stock is listed on the Nasdaq Stock Market (DATC). For more information, visit www.datatec.com.

This Press Release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve risks and uncertainties that may cause the actual results or objectives to be materially different from those expressed or implied by such forward-looking statements as more fully discussed in Datatec's filings with the Securities and Exchange Commission.